     As filed with the Securities and Exchange Commission on May 22, 1998

                                                     Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  ____________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                   Under the
                             SECURITIES ACT OF 1933
                                  ____________

                            FIRST COMMONWEALTH, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                                            75-2154228
  (State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                           Identification No.)

                       444 North Wells Street, Suite 600
                               Chicago, Illinois                   60610
                   (Address of Principal Executive Offices)     (Zip Code)

             First Commonwealth, Inc. 1995 Long-Term Incentive Plan
                            (Full title of the plan)

                            Christopher C. Multhauf
                                    Chairman
                            First Commonwealth, Inc.
                       444 North Wells Street, Suite 600
                            Chicago, Illinois  60610
                    (Name and address of agent for service)
                                 (312) 644-1800
                          (Telephone number, including
                        area code, of agent for service)
                                _______________

                               CALCULATION OF REGISTRATION FEE
==============================================================================================
                                           Proposed            Proposed
                                           Maximum             Maximum
Title of Securities     Amount to be    Offering Price    Aggregate Offering      Amount of
to be Registered         Registered      Per Share(1)           Price         Registration Fee
----------------------------------------------------------------------------------------------
Common Stock,
$.001 par value(2)     200,000 shares      $14.75             $2,950,000        $870.25 (3)
----------------------------------------------------------------------------------------------

(1) Estimated for the Common Stock solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Common Stock of the Company on the Nasdaq National Market on May 18, 1998, pursuant to Rule 457(h) under the Securities Act of 1933.

(2) Includes 200,000 associated rights ("Rights") to purchase 1/100 of a share of Series A Junior Participating Preferred Stock, par value $.001 per share. Rights initially are attached to and trade with the Common Stock of the Registrant. The value attributable to such Rights, if any, is reflected in the market price of the Common Stock.

(3) Calculated as the product of .000295 and the Proposed Maximum Aggregate Offering Price.

================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1.   Plan Information*

Item 2.   Registrant Information and Employee Plan Annual Information*

* Information required by Part I to be contained in the Section 10(a) prospectus (the "Prospectus") is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act") and the Note to Part I of Form S-8.

     The registrant has previously filed a Registration Statement on Form S-8 (No. 333-00474), relating to 150,000 shares of its Common Stock, which first became effective on January 19, 1996. Pursuant to Rule 429 under the Securities Act of 1933, as amended, the Prospectus relates to the 150,000 shares of Common Stock covered by Registration Statement No. 333-00474, of which 145,024 remain unissued, as well as the securities registered by this Registration Statement.


                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.   Incorporation of Documents by Reference.

     The following documents which have heretofore been filed by First Commonwealth, Inc. (the "Company" or the "Registrant"), with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference herein and shall be deemed to be a part hereof:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

          2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

          3. The description of the Common Stock, par value $.001 per share, including ("Common Stock"), of the Company contained in the Company's Report on Form 8-A, dated October 24, 1995; and

          4. All other reports filed by the Company pursuant to Section 13(a) and 15(d) of the Exchange Act since December 31, 1997.

     All documents, subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

     Not Applicable.

Item 5.   Interests of Named Experts and Counsel.

     None.

Item 6.   Indemnification of Directors and Officers.

     In accordance with Section 102(b)(7) of the General Corporation Law of Delaware, Article Eighth of the Company's Second Restated Certificate of Incorporation contains a provision providing that no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer except for breach of the director's or officer's duty of loyalty to the Company or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful payment of dividends, unlawful stock redemptions or repurchases and transactions from which the director or officer derived an improper personal benefit.

     Section 145 of the General Corporation Law of Delaware permits or requires indemnification of directors, officers and employees of a corporation under certain conditions and subject to certain limitations. Article Ninth of the Company's Second Restated Certificate of Incorporation and Article VI of the Company's Restated Bylaws contain provisions for the indemnification of directors, officers and employees of the Company generally within the limitations of Section 145.

     The Company has a directors' and officers' liability insurance policy which provides for indemnification of its directors and officers against certain liabilities incurred in their capacities as such, which may include liabilities under the Securities Act.

Item 7.   Exemption from Registration Claimed.

     Not Applicable.

Item 8.   Exhibits.

     The exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index. The Plan is not intended to be qualified under
Section 401(a) of the Internal Revenue Code.

Item 9.   Undertakings.

     (a)  The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration" table in the effective registration statement;

               (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

               provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the shares of Common Stock being registered hereby which remain unsold at the termination of the offering.

     (b) The Company hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Company's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
          Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

     (C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 22nd day of May, 1998.

                                       FIRST COMMONWEALTH, INC.

                                       By:   /s/ Christopher C. Multhauf
                                             -----------------------------------
                                             Christopher C. Multhauf
                                             Chairman of the Board of Directors
                                             and Chief Executive Officer


                        POWER OF ATTORNEY AND SIGNATURES

     Each of the undersigned officers and directors of First Commonwealth, Inc. hereby severally constitutes and appoints Christopher C. Multhauf, David W. Mulligan and Scott B. Sanders, and each of the singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, and generally to do all things in our names and on our behalf in such capacities to enable First Commonwealth, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the 22nd day of May, 1998.


/s/ Christopher C. Multhauf         Chairman of the Board of Directors and
---------------------------------   Chief Executive Officer (principal
Christopher C. Multhauf             executive officer)


/s/ David W. Mulligan               Director, President, Secretary and Chief
---------------------------------   Operating Officer
David W. Mulligan


/s/ Scott B. Sanders                Chief Financial Officer and Treasurer
---------------------------------   (principal financial and accounting
Scott B. Sanders                    officer)


/s/ Richard M. Burdge, Sr.          Director
---------------------------------
Richard M. Burdge, Sr.


/s/ Jackson W. Smart, Jr.           Director
---------------------------------
Jackson W. Smart, Jr.


/s/ William J. McBride              Director
---------------------------------
William J. McBride

                                 EXHIBIT INDEX


     The following documents are filed herewith or incorporated herein by reference.

Exhibit
  No.              Description
-------            -----------

  4.1 Second Restated Certificate of Incorporation, as amended, of the Company (Incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1, as amended, Registration No. 33-97426).

  4.2 Restated Bylaws of the Company (Incorporated herein by reference to Exhibit 3.2 to the Company's Form 10-Q for the quarter ended June 30,
           1996).

  4.3 Stockholders Rights Agreement dated November 1, 1995 between the Company and First Chicago Trust Company of New York (Incorporated herein by reference to Exhibit 4.1 to the Company's Registration Statement on Forms S-1, as amended, Registration No. 33-97426).

  5        Opinion of Sidley & Austin

 23.1      Consent of Independent Public Accountants

 23.2      Consent of Sidley & Austin (contained in Exhibit 5 hereto).

 24.1      Powers of Attorney (included on signature page)

 99.1      First Commonwealth, Inc. 1995 Long-Term Incentive Plan, as amended.